Exhibit 99.1

Southwest Water Acquires Texas Utility

LOS ANGELES, July 16, 2004 – Southwest Water Company (NASDAQ:SWWC) has completed its acquisition of a Texas utility consisting of 86 water systems and 11 wastewater systems from Tecon Water Holdings, L.P. The approximately $63 million purchase price was paid by the assumption of approximately $18 million in existing debt and the remainder in cash.  Southwest Water recently expanded its primary credit facilities by $30 million to provide additional liquidity in anticipation of this acquisition.  The utility systems serve approximately 21,000 water and 4,000 wastewater connections in Texas.

Anton C. Garnier, Southwest Water chairman and chief executive officer, said, “This transaction marks an important step in our strategic plan for long-term, profitable growth. It expands our existing Texas presence into the Dallas/Fort Worth and east Texas regions. Within the next three months, Southwest Water anticipates completing the acquisition of a small water and wastewater utility owned by Tecon in Oklahoma.”

Southwest Water Company provides a broad range of services: water production, treatment and distribution; wastewater collection and treatment; public works services; utility billing and collection; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 35 states from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including the company’s 2003 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements.

For Further Information:
	Southwest Water Company	PondelWilkinson Inc.
	624 S. Grand Ave., Suite 2900	1880 Century Park East, Suite 700
	Los Angeles, CA 90017	Los Angeles, CA 90067
	(213) 929-1800	(310) 279-5970 or (310) 279-5969
	www.swwc.com	www.pondel.com
CONTACT:	Richard J. Shields	CONTACT:	Cecilia Wilkinson or
	Chief Financial Officer		Robert Jaffe

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